Exhibit 99.1

Cornerstone Bancshares, Inc. Announces 4th Quarter 2009 Financial Results

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--February 1, 2010--Cornerstone Bancshares, Inc. (OTCBB: CSBQ) today announced the following:

Cornerstone Bancshares, Inc. (Cornerstone) announced financial results for the fourth quarter of 2009 with a net loss of $2.96 million or ($0.46) per share. Year-to-date, Cornerstone reports a net loss of $8.18 million or ($1.26) per share. The fourth quarter 2009 loss was a direct result of Cornerstone’s continued commitment to reduce problem assets, as the Bank provided $4.15 million of additional provision for loan losses. During the fourth quarter 2009, management charged off the loan portfolio’s possible losses and wrote down the Bank’s other real estate to a level that should allow the Bank to sell the property without any further material loss. If the economy does not deteriorate further in 2010, the Bank should see a material improvement in its asset quality metrics and should see improvements in earnings, as problem assets have less of a negative impact on earnings generation. Cornerstone’s net interest margin remained at a historically low rate of 3.27% year-to-date; however, management expects an improvement as the amount of nonaccrual loans decreases and the certificate of deposit portfolio re-prices to lower current rates. The Bank remains committed to reducing expenses and improving core earnings.

Cornerstone expects positive earnings in 2010, as asset quality stabilizes and the associated expenses reduce to allow the Bank’s efficiency to improve.

The Bank’s asset quality improved during the fourth quarter in 2009, as non-performing loans as a percentage of average total loans decreased to 2.14%. The Bank’s past-due loans materially improved from 5.46% at the end of third quarter 2009 to 1.30% as of the end of fourth quarter 2009. Cornerstone had net charge-offs of $5.6 million during the fourth quarter 2009. The Bank’s total non-performing assets increased to $17.5 million, as problem loans identified during the first half of 2009 progressed through the collection cycle. The Bank believes these numbers have reached their height and will begin reducing steadily during 2010.

Overall, Cornerstone is optimistic and has retained its strong core earnings platform that, once its asset quality issues improve, will return as a well-performing company.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA, with five full-service branches and one loan production office in Dalton, GA, and $500 million in assets, specializing in business financial services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management's current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

CORNERSTONE BANCSHARES, INC.
Selected Financial Information ( Unaudited)
as of December 31, 2009
(in thousands)
	Three Months			Year-to-Date
	Ending December 31%			Ending December 31%
EARNINGS SUMMARY	2009	2008	Change	2009	2008	Change
Interest income	$6,610	$7,401	-10.7%	$26,308	$30,680	-14.2%
Interest expense	2,762	2,978	-7.3%	11,189	12,698	-11.9%
Net interest income	3,848	4,423	-13.0%	15,119	17,982	-15.9%
Provision for loan loss	4,150	2,571	61.4%	14,899	3,528	322.3%
Net interest income (loss) after provision	(302)	1,852	116.3%	220	14,454	-98.5%
Noninterest income	(561)	496	-213.1%	541	1,892	-71.4%
Noninterest expense	4,006	3,104	29.1%	14,276	12,538	13.9%
Pretax income (loss)	(4,869)	(756)	-544.1%	(13,515)	3,808	-454.9%
Income taxes (benefit)	(1,904)	(320)	-495.8%	(5,336)	1,297	-511.6%
Net income (loss)	$(2,965)	$(436)	-579.5%	$(8,179)	$2,512	-425.6%

Earnings per common share	$(0.46)	$(0.07)	-559.8%	$(1.26)	$0.39	-425.7%
Weighted average common shares
outstanding	6,500,396	6,493,222		6,500,396	6,502,828

	Three Months			Year-to-Date
AVERAGE BALANCE	Ending December 31%			Ending December 31%
SHEET SUMMARY	2009	2008	Change	2009	2008	Change
Loans, net of unearned income	$344,606	$391,885	-12.1%	$363,146	$385,957	-5.9%
Investment securities & Other	154,441	51,664	198.9%	103,939	47,965	116.7%
Earning assets	499,047	443,550	12.5%	467,085	433,922	7.6%
Total assets	519,520	462,576	12.3%	484,669	452,605	7.1%
Noninterest bearing deposits	38,028	43,592	-12.8%	40,816	42,915	-4.9%
Interest bearing transaction deposits	57,684	69,298	-16.8%	63,133	81,706	-22.7%
Certificates of deposit	305,134	210,187	45.2%	256,551	190,221	34.9%
Total deposits	400,845	323,077	24.1%	360,500	314,842	14.5%
Other interest bearing liabilities	92,990	102,379	-9.2%	93,773	100,109	-6.3%
Shareholders' equity	31,104	37,519	-17.1%	33,600	37,435	-10.2%

	Three Months			Year-to-Date
	Ending December 31			Ending December 31
SELECTED RATIOS	2009	2008		2009	2008

Average equity to
average assets	5.99%	8.11%		6.93%	8.27%
Average net loans to
average total assets	66.33%	84.72%		74.93%	85.27%
Return on average assets	-2.26%	-0.37%		-1.69%	0.55%
Return on average total equity	-37.82%	-4.65%		-24.34%	6.71%
Actual Equity on December 31,	$27,837,479	$36,501,509
Actual # shares outstanding on December 31,	6,500,396	6,319,718
Book value per common share	$4.28	$5.78

CONTACT:
Frank Hughes, 423-385-3009
President & CEO of Cornerstone Bancshares, Inc.